EXHIBIT K

THIS AGREEMENT is dated 1 August, 2017

BETWEEN:

(1)	WEICHAI AMERICA CORP., a corporation incorporated under the laws of Illinois with the principal office at 3100 Golf Road, Rolling Meadows, IL, USA (the “Borrower”); and

(2)	WEICHAI POWER HONG KONG INTERNATIONAL DEVELOPMENT CO., LIMITED, a company incorporated under the laws of Hong Kong whose registered office is at Room 3407-08, 34/Floor, Gloucester Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong (the “Lender”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions: In this Agreement, unless the context requires otherwise:

“Advance” means each advance made or to be made by the Lender under this Agreement.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a governmental agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Hong Kong and Luxemburg.

“Default” means any Event of Default or any event which with the giving of notice or expiry of any grace period or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default.

“Default Rate” means [REDACTED]

“Drawdown Date” means the date, being a Business Day falling within the Drawdown Period, on which an Advance is or is to be drawn.

“Drawdown Notice” means a notice substantially in the form of Schedule 1 (Form of Drawdown Notice).

“Drawdown Period” means the period commencing on the signing date of this Agreement and ending on the earlier of (a) the date falling one (1) month prior to the Maturity Date, and (b) the date on which the Facility is cancelled or terminated under the provisions of this Agreement.

“Event of Default” means any of the events or circumstances specified in Clause (Events of Default).

“Facility” means a revolving credit facility to be made available by the Lender to the Borrower on the terms and conditions set out in this Agreement.

“Financial Indebtedness” means any Indebtedness in respect of:

(a)	monies borrowed and debit balances at banks; or

(b)	any debenture, bond, note, loan stock or other debt security; or

(c)	any acceptance credit; or

(d)	receivables sold or discounted (otherwise than on a non-recourse basis); or

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset; or

(f)	leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased and treated as a finance lease under the applicable accounting principles; or

(g)	amounts raised under any other transaction having the commercial effect of a borrowing or raising of money and treated as such under the applicable accounting principles; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any Indebtedness referred to in the preceding paragraphs,

but no particular Indebtedness shall be taken into account more than once.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent, primary or collateral, several or joint, secured or unsecured, subordinated or unsubordinated.

“Interest Payment Date” means, (i) in relation to each Advance, the last day of each Interest Period and the Maturity Date, (ii) in relation to a prepayment of an Advance, the date on which an amount of that Advance is prepaid; or (iii) the date on which all Advances under this Agreement are declared immediately due and payable by the Lender pursuant to Clause 14.2(ii).

“Interest Period” means three months. The first Interest Period for the Loan shall start on the Drawdown Date. Any Interest Period which would end on a non- Business Day shall instead end on the next following Business Day, or, if that Business Day is in another calendar month, on the immediately preceding Business Day.

“Interest Rate” means LIBOR [REDACTED]

“Material Adverse Change” means an event or circumstance which:

(a)	constitutes or would reasonably be likely to constitute, a material adverse change in the business, operations, property, or financial condition of the Borrower caused by any reason (howsoever described); or

(b)	has or would reasonably be likely to have a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement.

“Material Adverse Effect” means:

(a)	a material adverse effect on the business, operations, property, or financial or trading position of the Borrower caused by any reason (howsoever described);

(b)	a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement; or

(c)	an adverse effect on the legality, validity or enforceability of this Agreement or the rights or remedies of the Lender under this Agreement which is, in either case, materially prejudicial to the interests of the Lender.

“Maturity Date” means the date falling 12 months from the date on which the first Advance is made.

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest or encumbrance of any other kind securing or conferring any priority of payment in respect of any obligation of any person and includes, without limitation, title transfer and/or retention arrangements having a similar effect.

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than 50% of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise.

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.

1.2	Construction: In this Agreement, unless the context otherwise requires:

(a)	“assets” includes present and future properties, revenues and rights of every description;

(b)	an Event of Default or a Default is “continuing” if it has not been remedied or waived;

(c)	references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules;

(d)	reference in a Clause to a sub-clause shall be a reference to a sub-clause of that Clause;

(e)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended, varied, novated or supplemented in accordance with the terms thereof, or as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment, variation, novation or supplement being permitted) the prior written consent of the Lender;

(f)	words importing the plural shall include the singular and vice versa;

(g)	references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof; and

(h)	any reference to the “Borrower” or the “Lender” shall, where the context permits, be construed so as to include their/its and any subsequent successors and permitted transferees and permitted assigns in accordance with their respective interests.

1.3	Clause Headings: Clause headings, sub-headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

2.	THE FACILITY

Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make available to the Borrower the Facility in the maximum aggregate amount of $1,900,000.00 US Dollars.

3.	PURPOSE

The Borrower shall apply the proceeds of each Advance for the general corporate purposes. However, the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	DRAWDOWN

4.1	Delivery of a Drawdown Notice

Subject to the terms and conditions of this Agreement, the Facility will be made available to the Borrower in one (1) or more Advance(s). Any Advance will be made by the Lender to the Borrower if the following conditions are fulfilled:

(a)	not later than 10:00 a.m. (Hong Kong time) on the thirtieth (30th) day before the proposed Drawdown Date of the relevant Advance (or such shorter notice period as the Lender may agree), the Lender has received from the Borrower a Drawdown Notice which shall be irrevocable and shall oblige the Borrower to either (i) borrow such Advance on the Drawdown Date therein stated upon the terms and conditions of this Agreement or (ii) at the option of the Borrower, compensate the Lender for all costs, losses and/or expenses incurred by the Lender in making arrangements to fund such Advance as requested in such Drawdown Notice,

(b)	the proposed Drawdown Date of such Advance is a Business Day falling within the Drawdown Period.

(c)	the aggregate amount of all Advances outstanding at any time shall not exceed the maximum amount of the Facility, save for any amount that is due to be repaid or prepaid on or before the proposed Drawdown Date of such Advance.

4.2	Cancellation after Drawdown Period

Any part of the Facility which remains undrawn by the end of the Drawdown Period shall at that time be automatically cancelled and any remaining amount available under the Facility for drawing shall at that time be reduced to zero. No amount of the Facility that is cancelled under this Agreement may be subsequently reinstated.

5.	CONDITIONS PRECEDENT

5.1	Documentary Conditions Precedent

Unless the Lender otherwise agrees in writing with the Borrower, the Lender shall not be obliged to make any advance under the Facility to the Borrower until the Borrower has executed and delivered to the Lender an executed original of this Agreement.

5.2	Further Conditions

The obligation of the Lender to make available each Advance is subject to the further conditions that at the time of the making of such Advance:

(a)	the representations and warranties set out in Clause 12 (Representations and Warranties) which are to be repeated pursuant to Clause 12.2 (Repetition) are true and correct in all material respects as if made on and as of the time of the making of such Advance by reference to the facts and circumstances existing at such time;

(b)	no Default is continuing, or would result from the making of the proposed Advance; and

(c)	there has been no Material Adverse Change.

6.	REPAYMENT AND PREPAYMENT

6.1	Repayment

Subject to this Clause 6 (Repayment and Prepayment), the Borrower shall repay each Advance in full on the Maturity Date together with all interest accrued thereon and all other sums owing under this Agreement.

Only if the Borrower sends a written request to the Lender at least 1 (one) month prior to the Maturity Date that it wants to extend the term of the loan beyond the Maturity Date, and such request is agreed by the Lender in writing, the term of the Loan shall be extended for an indefinite period of time at the same interest as set out in Section 7. Otherwise, the Loan will be repaid on Maturity Date. Under either case, the accrued interest will be paid on Maturity Date.

6.2	Voluntary Prepayment

The Borrower may at any time prepay, without premium or, the whole or any part of an Advance on a Business Day provided that the Borrower shall have given to the Lender not less than seven (7) days’ (or such shorter period as the Lender may agree) prior written notice of the amount and proposed date of prepayment; and

Any amount prepaid under the Facility shall then be available for the making of further Advances under the Facility during the Drawdown Period subject to and in accordance with the terms of this Agreement.

6.3	Irrevocability

Any notice of prepayment given by the Borrower under this Agreement shall be irrevocable and shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige the Borrower to make such prepayment on such date.

6.4	No Unpermitted Prepayment or Cancellation

The Borrower shall not repay or prepay the whole or any part of an Advance or cancel the whole or any part of the Facility except at the times and in the manner expressly provided for in this Agreement.

6.5	Additional Amounts on Prepayment

Any prepayment under this Agreement shall be made together with accrued interest thereon up to the actual date of payment and all other sums then due and payable under this Agreement.

7.	INTEREST

7.1	Interest

In respect of each Advance, interest shall accrue during each Interest Period at the Interest Rate. The Borrower has the option to pay all or any part of such accrued interest on each Interest Payment Date. To the extent that such accrued interest is not paid on the relevant Interest Payment Date (“Unpaid Interest”), such Unpaid Interest shall be paid on the next Interest Payment Date and in any event on or before the Maturity Date, but without any compounding nor any default interest on any such Unpaid Interest.

7.2	Default Interest

If the Borrower fails to pay any sum on its due date for payment under this Agreement, interest shall accrue on the Unpaid Sum from the due date up to the date of actual receipt by the Lender (both before and after judgment) at the Default Rate. Any interest accruing under this Clause 7.2 shall be immediately payable by the Borrower on demand by the Lender.

7.3	Calculation

Interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

8.	CHANGE OF LAW OR CIRCUMSTANCES

If it shall become unlawful or contrary to any law, regulation, treaty or official directive (whether or not having the force of law), as the case may be, in any jurisdiction applicable to the Lender for the Lender to fund any Advance or maintain the Facility or to give effect to its obligations as contemplated hereunder, the Lender may, by written notice to the Borrower, declare that the Lender’s obligations to make available any Advance or maintain the Facility shall be terminated forthwith whereupon the Borrower shall if so required pursuant to such law, regulation, treaty or official directive (a) repay forthwith or before the latest date permitted by such law, regulation, treaty or official directive all of the Advances in full together with all interest accrued up to the date of actual payment; and (b) pay forthwith all other sums owing hereunder and under this Agreement. The Facility shall be cancelled on the giving of such notice.

9.	INDEMNITIES

9.1	General Indemnity

The Borrower shall, within five (5) Business Days of demand of the Lender, indemnify the Lender against all reasonable costs, losses, expenses and liabilities which the Lender may sustain or incur as a consequence of all or any of:

(a)    any default in payment on due date by the Borrower of any sum due or expressed to be due under this Agreement;

(b)    the occurrence or continuation of any Event of Default;

(c)    any accelerated repayment under Clause 14 (Events of Default); or

(d)    any failure to borrow in accordance with a Drawdown Notice, including any failure in the due satisfaction of any of the conditions in Clause 5 (Conditions Precedent).

9.2	Currency Indemnity

If an amount due to the Lender from the Borrower in one currency (the “first currency”) is received by the Lender in another currency (the “second currency”), the Borrower’s obligations to the Lender in respect of such amount shall only be discharged to the extent that the Lender may purchase the first currency with the second currency in accordance with its usual practice. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the amount so due, the Borrower shall indemnify the Lender against the shortfall.

10.	PAYMENTS

10.1	Place

All payments by the Borrower under this Agreement shall be made to the Lender to a bank account as notified by Lender to the Borrower from time to time for this purpose in writing at least ten (10) Business Days prior to the due date of any such payment.

10.2	Funds

Payments under this Agreement by the Borrower shall be made for value on the due date before 11:00 a.m. (Hong Kong time) in immediately available funds to such account as the Lender may specify.

10.3	Set-off and Counterclaim

All payments made by the Borrower under this Agreement shall be made in full and without set-off or counterclaim.

10.4	Application

If the Lender receives from the Borrower or any other person on its behalf a payment less than the amount due, the Lender may apply such payment towards the obligations of the Borrower hereunder in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:-

(a)	first, in or towards payment of any unpaid fees, costs and expenses of the Lender under this Agreement;

(b)	secondly, in or towards payment to the Lender of any accrued interest which shall have become due but remains unpaid; and

(c)	thirdly, in or towards payment to the Lender of any other amounts which shall have become due but remain unpaid.

The order of application set out in paragraphs (a) to (c) may be varied by the Lender in its sole discretion.

10.5	Business Day Convention

If any sum would otherwise become due for payment pursuant to this Agreement on a day which is not a Business Day, the due date for such payment shall instead be the next succeeding Business Day unless such Business Day falls in the next calendar month, in which event such date shall be the immediately preceding Business Day and interest shall be adjusted accordingly.

10.6	Certificates

Any certification or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

10.7	Currency

All payments relating to costs, losses, expenses or Taxes shall be made in the currency in which the relative costs, losses, expenses or Taxes were incurred, to the extent legally possible. Any other amount payable under this Agreement shall, except as otherwise provided, be made in US Dollars.

11.	TAXES

All sums payable by the Borrower under this Agreement shall be paid in full (a) free of any restriction or condition, (b) free and clear of and without any deduction or withholding on account of any Taxes imposed, levied, collected, withheld or assessed by or within Hong Kong or any other jurisdiction from or through which the relevant payment is made by the Borrower and (c) without deduction or withholding on account of any other amount, whether by way of set-off or counterclaim or otherwise. If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement for the account of the Lender (save where such requirement arises as a result of a change by the Lender of its tax status or tax residence), the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Lender against any losses or reasonable costs incurred by the Lender by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid. The Lender shall co-operate with the Borrower in completing any procedural formalities necessary for the Borrower to obtain authorisation to make payment to the Lender without a Tax deduction (or with a reduced Tax deduction).

12.	REPRESENTATIONS AND WARRANTIES

12.1	The Borrower hereby represents and warrants to the Lender as at the date of this Agreement that:

(a)	Incorporation, Registration, Power and Authority: the Borrower is a corporation duly formed and validly existing under the laws of its place of incorporation/formation. The Borrower has full power and authority to execute, enter into, perform and deliver this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other actions required to authorise the execution, entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement and the performance by it of its obligations hereunder have been duly taken;

(b)	Binding Obligations: the obligations expressed to be assumed by the Borrower in this Agreement are legal, valid, binding and enforceable obligations;

(c)	Non-Violation of Law, etc: the execution, entry into, performance and delivery by the Borrower of this Agreement and the performance by it of its obligations hereunder and thereunder will not:

(i)	contravene any provisions of any law, statute, decree, rule or regulation to which it or any of its assets or revenues are subject; or

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party; or

(iii)	result in the creation or imposition of or oblige it to create any Security Interest other than as permitted under the terms of this Agreement on any of its undertaking, assets, rights or revenues;

(d)	No Breach of Borrowing Powers: the Borrower’s borrowing pursuant to this Agreement and entering into of this Agreement will not cause any limit or restriction on its borrowing or other powers (whether imposed by law, decree, rule, regulation, agreement, its corporate constitutional documents or otherwise howsoever) or on the right or ability of its general partner to exercise any such powers or result in such powers to be exceeded or breached;

(e)	Validity and Admissibility in Evidence: all Authorisations required:

(i)	to enable the Borrower to lawfully enter into, exercise its rights and comply with and perform its obligations in this Agreement;

(ii)	to make this Agreement admissible in evidence in its jurisdiction of incorporation; and/or

(iii)	for the Borrower to carry on its business, and the absence of which is reasonably likely to have a Material Adverse Effect,

have been obtained or effected and are in full force and effect;

(f)	No Default:

(i)	no Default is continuing or is reasonably likely to result from the making of any Advance; and

(ii)	no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect;

(g)	Pari Passu Ranking: its payment obligations under this Agreement rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(h)	No Proceedings Pending or Threatened:

(i)	no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or, to its knowledge, after having made all reasonable enquiries, threatened against the Borrower or any of its Subsidiaries; and.

(ii)	no state or official investigation or enquiry concerning the Borrower, any of its Subsidiaries or any of their key employees or operations is in progress or to its knowledge, after having made all reasonable enquiries, has been threatened, which, in each case, is reasonably likely to be adversely determined and, if so determined, has or is reasonably likely to have a Material Adverse Effect;

(i)	No Winding-up: neither the Borrower nor any of its Subsidiaries has taken any action, nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against the Borrower or any of its Subsidiaries, for its winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

(j)	Security: other than (i) the Security Interest existing as at the date hereof which have been disclosed in writing to, and accepted by, the Lender prior to the date of this Agreement, (ii) the Security Interests which have been approved or do not require or have not required the approval by the partners’ meeting or the advisory board or the management board of the Borrower, (iii) the Security Interests as set out in paragraph (l) below, and (iv) the Security Interests which have been established according to applicable statutory law or in the ordinary course of business, no Security Interest exists over all or any of the present or future revenues or assets of the Borrower or any of its Subsidiaries;

(k)	Immunity:

(i)	the execution by the Borrower of this Agreement constitutes, and the exercise by it of its rights and performance by it of its obligations under this Agreement will constitute, private and commercial acts performed for private and commercial purposes; and

(ii)	the Borrower will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Agreement;

12.2	Repetition: The representations and warranties made by the Borrower pursuant to paragraphs (a) to (e) and (k) of Clause 12.1 shall be deemed to be repeated and correct in all material respects on and as of each day from the date of this Agreement until all monies due or owing by the Borrower under this Agreement have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

12.3	Acknowledgement of Reliance: The Borrower hereby acknowledges that the Lender has entered into this Agreement in full reliance on the representations and warranties made or deemed to be made and repeated under this Clause 12.

13.	UNDERTAKINGS

The Borrower hereby undertakes with the Lender that so long as any sum remains payable under this Agreement or any part of the Facility remains available:

(a)	Information: the Borrower shall promptly provide the Lender with details of any actual, pending or threatened litigation, arbitration, winding-up, receivership, judicial or administrative proceedings against it or any of its assets which if adversely determined, have or would reasonably be expected to have a Material Adverse Effect;

(b)	Notification of Defaults: the Borrower shall promptly inform the Lender of (i) any occurrence of any event which it becomes aware may adversely affect the Borrower’s ability to perform its payment obligations under this Agreement in any material respect or (ii) any Default forthwith upon becoming aware of the same and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, no Default has occurred or, if a Default has occurred and the Borrower is aware thereof, that such Default has occurred and the steps it intends to take (if any) to remedy it;

(c)	Inspection of Books and Records: the Borrower shall keep books and records which accurately reflect in all material respects all of its business, affairs and transactions to the extent required by mandatory statutory law;

(d)	Consents: the Borrower will obtain and promptly renew from time to time and thereafter maintain in full force and effect, and will comply in all material respects with, all such Authorisations as may be required under any applicable law or regulation to enable it to perform its obligations under this Agreement or required for the validity or enforceability of this Agreement;

(e)	Investigations:

(i)	If an Event of Default under paragraph (a), (f) to (k) or (n) of Clause 14.1 (Events of Default) has occurred and is continuing, the Lender may, after notifying the Borrower, instruct (or require the Borrower to instruct) the auditors of the Borrower (or such other independent public accountants of recognized international standing as the Lender selects) to investigate the affairs, financial performance or accounting and other reporting procedures and standards of the Borrower. The reasonable cost and expense of each such investigation or report shall be borne by the Borrower on a full indemnity basis.

(ii)	The Borrower shall co-operate fully with any person carrying out an investigation or preparing a report pursuant to paragraph (i) above;

(f)	Anti-Money Laundering Requirements: the Borrower shall promptly on the request of the Lender supply to the Lender any documentation or other evidence which is reasonably requested by the Lender (whether for itself or any prospective permitted assignee or transferee) to enable the Lender or prospective assignee or transferee (if the Lender (i) if so required for the assignment or transfer pursuant to Clause 16.3 (Assignment and Transfer by the Lender), has obtained the prior written consent of the Borrower or (ii) otherwise has notified the Borrower of such assignment or transfer) to carry out and be satisfied with the results of all of their respective anti-money laundering and/ or other similar requirements;

(g)	Pari Passu Ranking: the Borrower shall procure that its obligations under this Agreement do and shall rank at all times at least pari passu in right of payment with all their other present and future, actual or contingent, unsecured and unsubordinated obligations, except for those which are mandatorily preferred by law applying to companies generally;

(h)	Compliance with Laws and Regulations: the Borrower shall (and will cause each of its Subsidiaries to) comply in all respects with all laws (including without limitation, any applicable money laundering laws) to which it may be subject, if failure so to comply would materially impair its ability to perform its payment obligations under this Agreement;

(i)	Change of Business: the Borrower will not make or permit any material change to the nature of its business and operations as a whole as currently being conducted;

(j)	Application of Funds: the Borrower shall apply the proceeds of the Facility in accordance with Clause 3 (Purpose) and shall not in any manner utilise or deploy the Facility for any purpose other than permitted under Clause 3 (Purpose).

14.	EVENTS OF DEFAULT

14.1	Events of Default

There shall be an Event of Default if, for any reason and whether or not for a reason outside the control of the Borrower:

(a)	Non-Payment: the Borrower fails to pay any amount due from it under this Agreement, in the currency and in the manner specified herein unless its failure is caused by administrative or technical error and payment is made within three (3) Business Days; or

(b)

Other Breaches: the Borrower fails to duly comply with any provision (other than those referred to in paragraph (a) above) of this Agreement or any condition attached to any waiver or consent given under this Agreement is not fulfilled and, in respect of any such non-compliance which is capable of remedy, such non-compliance shall not have been remedied within fifteen (15) days of the earlier of (i) the Borrower becoming aware of the occurrence of such default and (ii) the date on which the Borrower should have become aware thereof had it made reasonable enquiries; or

(c)	Breach of Representation: any representation or warranty made or deemed to be made or repeated by the Borrower pursuant to this Agreement or in any notice, certificate or statement referred to or delivered thereunder is or proves to have been or be incorrect or misleading in any material respect and, in respect of any underlying circumstances which are capable of remedy, such circumstances shall not have been remedied within fifteen (15) days of the earlier of (i) the Borrower becoming aware of the occurrence of such default and (ii) the date on which the Borrower should have become aware thereof had it made reasonable enquiries; or

(d)	Consents: any Authorization in connection with, the execution, delivery, performance, validity, enforceability or admissibility in evidence of this Agreement is modified or is not granted or withheld or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect and, in respect of any such modification or other event which is capable of remedy, such modification or other event shall not have been remedied within fifteen (15) days of the earlier of (i) the Borrower becoming aware of the occurrence of such default and (ii) the date on which the Borrower should have become aware thereof had it made reasonable enquiries; or

(e)	Creditors’ Process: a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings or material assets, rights or revenues of the Borrower or any step is taken to enforce any present or future Security Interest on or over all or any part of the material assets or revenues of the Borrower; or

(f)	Insolvency or bankruptcy: (save as a result of the Lender failing to comply with its obligation to make Advances under this Agreement) the Borrower is or is presumed or deemed to be unable to pay its debts as they become due or becomes, or admits to being unable generally to pay its debts or otherwise becomes insolvent (according to the laws of the jurisdiction it is seated or operates in or the jurisdiction of whose courts any part of its assets is subject to) or stops or suspends making payment (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(g)	Winding-up: any petition or other step is taken for the purpose of winding up or bankrupting the Borrower or an order is made or resolution is passed for the winding up or bankruptcy of the Borrower or a meeting is convened for the purpose of passing any such resolution; or

(h)	Administration: an administrator (including a preliminary administrator) of the Borrower is appointed or an administration or bankruptcy order is made in relation to the Borrower; or

(i)	Appointment of Receivers and Managers: any administrative or other receiver is appointed of the Borrower or any part of its material assets and/or undertakings or the Borrower requests any person to appoint such a receiver; or

(j)	Compositions: any steps are taken, or negotiations are commenced, by the Borrower with a view to proposing any kind of composition, compromise or arrangement with all or any class of its creditors; or

(k)	Analogous Proceedings: there occurs, in relation to the Borrower, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in paragraphs (e) to (j) (inclusive); or

(l)	Suspension of Business or Expropriation: the Borrower suspends or ceases or threatens to suspend or cease to carry on its business or any substantial part thereof or any governmental or other authority expropriates, seizes, or compulsorily acquires or formally announces to expropriate, seize or compulsorily acquire all or any substantial part of the business, assets, rights or revenues of the Borrower unless the Borrower is adequately compensated for such expropriation, seizure or compulsory acquisition; or

(m)	Illegality: it becomes or will become unlawful at any time for the Borrower to perform all or any of its obligations under this Agreement or any of its obligations under this Agreement is not or ceases to be or is claimed by it not to be legal, valid and binding or in full force and effect and, if capable of remedy, such illegality or other circumstance shall not have been remedied within fifteen (15) days of the earlier of (i) the Borrower becoming aware of the occurrence of such illegality or other circumstance and (ii) the date on which the Borrower should have become aware thereof had it made reasonable enquiries; or

(n)	Material Adverse Change: any other event or circumstance arises which constitutes a Material Adverse Change; or

(o)	Repudiation: the Borrower repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement; or

(p)	Enforceability; Security Interest and Guarantees: this Agreement ceases to be legal, valid, binding and enforceable on or against any party thereto or is not in full force and effect and, if capable of remedy, such unenforceability or other circumstance shall not have been remedied within fifteen (15) days of the earlier of (i) the Borrower becoming aware of such unenforceability or other circumstance and (ii) the date on which the Borrower should have become aware thereof had it made reasonable enquiries; or

(q)	Material Litigation: if any litigation, arbitration or administrative proceeding is taking place against the Borrower which has or is reasonably likely to have a Material Adverse Effect

14.2	Acceleration

The Lender may, without prejudice to any of its other rights, at any time after the occurrence of an Event of Default, by notice to the Borrower:

(i)	declare that the obligations of the Lender to make the Facility available shall be terminated, whereupon the Facility shall be reduced to zero forthwith; and/or

(ii)	declare that all the Advances and all interest accrued thereon and other sums owing under this Agreement have become immediately due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become so due and payable without further demand or other legal formality of any kind; and/or

(iii)	take any action, exercise any other right or pursue any other remedy conferred upon the Lender by this Agreement or the other Financial Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

15.	EXPENSES AND STAMP DUTY

The Borrower shall pay:

(a)	Expenses: to the Lender, within five (5) Business Days of demand and in the currency specified by the Lender, all costs and expenses on a full indemnity basis (including legal and out-of-pocket expenses) incurred by the Lender in connection with the enforcement of or, following notice of acceleration, preservation of any rights under this Agreement together with interest at the Default Rate from the date on which such expenses were incurred to the date of payment (as well after as before judgment);

(b)	Stamp Duty: promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar Taxes payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement and/or any amendment or waiver thereof, and shall indemnify the Lender against any liability with respect to or resulting from any delay in paying or omission to pay any such Taxes (unless caused by the Lender’s gross negligence or wilful misconduct);and

16.	ASSIGNMENT AND TRANSFER

16.1	Benefit of Agreement: This Agreement shall be binding upon and ensure to the benefit of each party hereto and its successors and permitted assignees and transferees.

16.2	Assignment and Transfer by the Borrower: the Borrower may not assign or transfer or novate or in any way dispose of all or any of its rights, benefits and/or obligations under this Agreement.

16.3	Assignment and Transfer by the Lender:

(a)	The Lender may not assign or transfer or novate or in any way dispose of all or any of its rights, benefits and/or obligations under this Agreement to any person which is not an affiliate of the Lender (the “New Lender”) without the prior written consent of the Borrower.

(b)	A transfer of obligations will be effective only if the New Lender confirms to the Borrower in writing that it undertakes to be bound by the terms of this Agreement. On the transfer becoming effective in this manner, the Lender shall be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(c)	Nothing in this Agreement restricts the ability of the Lender to sub-contract out an obligation if it remains liable under this Agreement for that obligation.

16.4	References: if the Lender assigns or transfers or novates all or any part of its rights, benefits and/or obligations in accordance with this Clause, all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or its assignee or transferee (as the case may be) to the extent of their respective interests.

16.5	Disclosure: the Lender may disclose on a confidential basis to a prospective assignee or transferee or to any other person who may propose entering into, or who has entered into, contractual relations with the Lender in relation to this Agreement such information about the transactions contemplated by this Agreement or the Borrower as the Lender shall consider appropriate.

17.	SET-OFF

Without prejudice to any right of set-off, combination of accounts, lien or other rights which the Lender is at any time entitled whether by operation of law or contract or otherwise, the Lender may (but shall not be obliged to) set off against any obligation of the Borrower due and payable by it hereunder without prior notice any monies held by the Lender for the account of the Borrower at any office of the Lender anywhere and in any currency. The Lender may effect such currency exchanges as are appropriate to implement such set-off.

18.	REMEDIES, WAIVERS AND AMENDMENTS

18.1	No Implied Waivers, Remedies Cumulative: Time shall be of the essence of this Agreement but no failure or delay on the part of the Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver hereof or thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise hereof or thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

18.2	Amendments and Consents: Any provision of this Agreement may be amended only if the Borrower and the Lender so agree in writing. Any consent by the Lender under this Agreement must be made in writing. In addition, any such waiver or consent may be given subject to any conditions thought fit by the Lender and shall be effective only in the instance and for the purpose for which it is given.

18.3	Severability: If any provision of this Agreement is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

19.	NOTICES

19.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

(a)	be in writing delivered personally or by prepaid registered letter or facsimile transmission to the addresses and fax numbers set out below;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a facsimile transmission, on the Business Day immediately following the date of despatch with confirmed facsimile report (provided that if the date of despatch is not a Business Day in the city of the addressee it shall be deemed to have been received at the opening of business on the next such Business Day) and, in the case of a letter, when delivered personally or, in the case of a registered letter, on the 5th Business Day after posting if airmail and 2nd Business Day if local mail provided that any notice or communication to be made or delivered by the Borrower to the Lender shall be effective when the Lender actually receives it; and

(c)	be sent to such other address or fax number or, if agreed by the Lender and the Borrower, email address as is notified by one party to the other from time to time.

19.2	Addresses

Notices or communications shall be sent to the following addresses or fax numbers (or, if agreed by the Lender and the Borrower, to such email address as may be notified by one party to the other party pursuant to paragraph (c) of Clause 15.1 (Notices)):

To the Borrower:

Name:	Weichai America Corp..
Address:	[REDACTED]
Fax:
Attention:	CEO

To the Lender:

Name:	Weichai Power Hong Kong International
Development Co., Ltd.
Address:	[REDACTED]
Fax:	[REDACTED]
Attention:	Board of Directors

19.3	Language

Each notice or document referred to herein or to be delivered hereunder shall be in the English language.

20.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

21.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute one and the same instrument. Each party may enter into this Agreement by signing any such counterpart.

22.	GOVERNING LAW

22.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

22.2	For the exclusive benefit of the Lender, the parties irrevocably agree that the courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

22.3	Without prejudice to any other mode of service allowed under any relevant law, the Borrower as soon as reasonably possible will appoint and notify to the Lender in writing an agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Agreement.

22.4	Each of the parties hereto irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any proceedings in the courts of Hong Kong and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in the courts of Hong Kong shall be conclusive and binding upon the relevant party and may be enforced in the courts of any other jurisdiction, in each case to the fullest extent permitted by law.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SCHEDULE 1

FORM OF DRAWDOWN NOTICE

[Date]

From:	Weichai America Corp.
To:	Weichai Power Hong Kong International Development Co., Limited

Re:	USD 1,900,000 Revolving Credit Facility to Weichai America Corp. dated [●](the “Loan Agreement”)

Dear Sirs,

We refer to the Loan Agreement. Terms defined in the Loan Agreement shall have the same meanings herein.

We hereby give you notice that we wish to draw down an Advance on [date] in the amount of the USD [amount] and such amount should be credited to the following bank account of the Borrower:

Account Name:	Weichai America Corp.
Account No.:
BLZ:
Swift:
Account Bank:

We confirm that:-

(a)	no Default has occurred and is continuing or would result from the making of that Advance; and

(b)	the representations and warranties to be made or, as the case may be, repeated by us in the Loan Agreement are true and correct in all material respects at the date hereof as if made with respect to the facts and circumstances existing at such date;

This notice is irrevocable.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of

Weichai America Corp.

Name:	Name:
Title:	Title:

SIGNATURE PAGE

THE BORROWER

SIGNED by	)
)
/s/ Huisheng Liu		)
for and on behalf of	)
WEICHAI AMERICA CORP.		)
)

THE LENDER

SIGNED by

/s/ Guogang Wu			)
for and on behalf of	)
WEICHAI POWER HONG KONG	)
INTERNATIONAL DEVELOPMENT	)
CO., LIMITED	)
)

Dated 1 August, 2017

WEICHAI AMERICA CORP.

as Borrower

and

WEICHAI POWER HONG KONG INTERNATIONAL

DEVELOPMENT CO., LIMITED

as Lender

LOAN AGREEMENT

in relation to a

USD 1,900,000.00 REVOLVING CREDIT FACILITY